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                                                                     EXHIBIT 4.2


                          AMENDMENT NO. 1 TO THE SECOND
                      AMENDED AND RESTATED RIGHTS AGREEMENT


         THIS AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED RIGHTS AGREEMENT (this "Amendment") is entered into as of January 27, 1999 by and between SIGNATURE INNS, INC., an Indiana corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK (the "Rights Agent"), amending the Second Amended and Restated Rights Agreement, dated as of December 8, 1998, between the Company and the Rights Agent (the "Rights Agreement").

         In consideration of the mutual agreements herein set forth, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 27 of the Rights Agreement, the parties hereby agree as follows:

         1. Defined Terms. Capitalized terms defined in the Rights Agreement and used herein shall have the meanings given to them in the Rights Agreement.

         2. Amendments to Section 1.

                  (a) Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, so long as the Merger Agreement has not been terminated pursuant to the terms thereof, neither Jameson Inns, Inc. ("Jameson") nor any Affiliate of Jameson, nor any other Person party to the Merger Agreement shall be deemed to be an Acquiring Person solely by reason of the execution, delivery, or performance of the Merger Agreement (or any announcement relating thereto), or by the acquisition, exchange, or cancellation of Common Stock or Signature Preferred Stock pursuant to the Merger."

                  (b) Section 1 of the Rights Agreement is amended to add the following provisions at the end thereof:

         "(bb)    For purposes of this Agreement:

                  'Effective Time' shall have the meaning assigned to such term in the Merger Agreement;

                  'Jameson' shall mean Jameson Inns, Inc., a Georgia corporation;

                  'Merger' shall have the meaning assigned to such term in the Merger Agreement;


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                  'Merger Agreement' shall mean the Agreement and Plan of
         Merger, dated as of January 27, 1999, among Jameson and the Company, as amended from time to time in accordance with its terms;

                  'Signature Preferred Stock' shall have the meaning assigned to such term in the Merger Agreement; and

         3. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, so long as the Merger Agreement has not been terminated pursuant to the terms thereof, an Exercisability Date shall not be deemed to have occurred solely as the result of the execution, delivery, or performance of the Merger Agreement (or any announcement relating thereto), or the acquisition, exchange, or cancellation of Common Stock or Signature Preferred Stock pursuant to the Merger."

         4. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is deleted in its entirety and replaced with the following:

         "At any time after the Exercisability Date and prior to the earlier of
         (i) the Close of Business on the tenth anniversary of the Record Date (the 'Final Expiration Date), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the 'Redemption Date') or
         (iii) immediately prior to the Effective Time of the Merger (the earliest of (i), (ii), or (iii) being herein referred to as the 'Expiration Date'), the registered holder of any Rights Certificate may, subject to the provisions of Section 7(e) hereof, exercise the Rights evidenced thereby in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price (as hereinafter defined) for the total number of one hundredths of a share of Series One Preferred Stock (or, following a Triggering Event, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable."

         5. Effectiveness. This Amendment shall be deemed effective as of January 27, 1999 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         6. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Indiana and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                                  SIGNATURE INNS, INC.


                                  By: /s/ John D. Bontreger
                                      ----------------------------------------
                                  Title: President and Chief Executive Officer
                                         -------------------------------------


                                  HARRIS TRUST AND SAVINGS BANK,
                                  AS RIGHTS AGENT


                                  By: /s/ Thomas Blatchford
                                      -------------------------------------
                                  Title: Trust Officer
                                         ----------------------------------